Exhibit 99.1

Press Release

AVIS BUDGET GROUP REPORTS RESULTS

FOR FIRST QUARTER 2009

•	First quarter revenue totaled $1.2 billion.

•	First quarter EBITDA loss of $3 million excluding unusual items.

•	Generated pretax loss of $70 million in seasonally slowest quarter.

•	Continued to be in full compliance with the financial covenants under its senior credit facility.

•	Achieving targeted cost savings, which continue to be forecast at a $300 million annual run rate.

Parsippany, N.J., May 6, 2009 – Avis Budget Group, Inc. (NYSE: CAR) today reported results for its first quarter, which ended March 31, 2009. The Company had revenue of $1.2 billion, a decrease of 17% versus first quarter 2008, and a pretax loss of $70 million. Excluding unusual items, first quarter EBITDA was a loss of $3 million and our pretax loss was $63 million. The Company believes that its volume and revenue declines are reflective of market trends in the quarter.

“Business conditions continued to deteriorate through the first two months of the quarter,” noted Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer. “Although volumes seemed to stabilize in March, we nonetheless faced challenging conditions as both leisure and commercial demand declined significantly as a consequence of the overall economic environment. Our rigorous focus on cost saving initiatives combined with aggressive fleet management allowed us to keep fleet levels in line with demand and deliver on our planned EBITDA performance. Domestic leisure pricing was a bright spot during the quarter, increasing 4% and 9% across the Avis and Budget brands, respectively. Last year’s competitive commercial pricing environment dampened the impact of leisure price increases, however, resulting in a composite increase in domestic pricing of 3% across all lines of business.”

“Despite the economic headwinds, we also continued to focus on innovating, competing and providing our customers with outstanding service,” said Mr. Nelson. “In the first quarter, we successfully launched a new and enhanced Avis website, achieved virtually 100% renewal rate on commercial agreements along with several new client signings, and achieved continued growth in ancillary revenue per rental day.”

Executive Summary

In the first quarter, our car rental revenues decreased 18% year-over-year, driven primarily by a 17% decrease in rental days. Time and mileage revenue per day increased 2% excluding the effects of foreign-exchange movements, but decreased 2% on a reported basis.

Our car fleet costs decreased 3% primarily due to a 14% reduction in our average fleet and an exchange rate benefit of 3% offset by a 12% increase in our per-unit fleet costs. The year-over-year increase in per-unit fleet costs primarily reflects costs associated with our continued efforts to reduce our fleet size due to lower-than-expected demand for vehicle rentals. Other operating expenses decreased 50 basis points to 52.5% of revenue despite the 18% decline in revenue, reflecting the Company’s cost saving initiatives. Selling, general and administrative costs declined 70 basis points to 10.6% of revenue, also reflecting cost saving initiatives.

Truck rental revenue declined and EBITDA was unchanged due to a 9% decline in rental days and a 3% decrease in price partially offset by cost saving initiatives and lower fleet costs. The decrease in rental days was driven by decreased commercial and local consumer rentals, partially offset by an increase in one-way rental volumes.

In the first quarter, as expected, we recorded a $6 million restructuring charge primarily related to the elimination of more than 2,200 employee positions in fourth quarter 2008 and 1,000 additional positions in first quarter 2009, in conjunction with our five-point cost-reduction and efficiency improvement plan.

Business Segment Discussion

The following discussion of first quarter operating results focuses on revenue and EBITDA for each of our operating segments. Revenue and EBITDA are expressed in millions.

Domestic Car Rental

(Consisting of the Company’s U.S. Avis and Budget car rental operations)

	2009	2008	% change
Revenue	$960	$1,136	(15)%

EBITDA	$(11)	$15	NM

Revenue declined primarily due to an 18% decrease in rental days offset by a 3% increase in time and mileage per day rates. EBITDA declined primarily due to lower revenue and increased per-unit fleet costs ($37 million) partially offset by cost saving initiatives. EBITDA includes $5 million of restructuring costs in first quarter 2009. The mark-to-market impact of our hedges was immaterial this year versus an unrealized mark-to-market loss of $13 million recorded last year.

International Car Rental

(Consisting of the Company’s international Avis and Budget vehicle rental operations)

	2009	2008	% change
Revenue	$164	$230	(29)%

EBITDA	$19	$30	(37)%

Revenue decreased primarily due to a 25% decrease in time and mileage per day rates and an 8% decrease in rental days. Excluding the impact of foreign exchange, time and mileage per day rates decreased 2%. EBITDA decreased year-over-year primarily due to exchange rates. The effects of lower rental day volumes and higher fleet costs were largely offset by cost-reduction efforts.

Truck Rental

(Consisting of the Company’s Budget Truck rental business)

	2009	2008	% change
Revenue	$70	$78	(10)%

EBITDA	$(10)	$(10)	NM

Truck rental revenue declined and EBITDA was unchanged due to a 9% decline in rental days and a 3% decrease in price offset by cost-reduction efforts and lower fleet costs. EBITDA includes $1 million of restructuring costs in first quarter 2009.

Other Items

•

Debt Covenant Compliance – As of March 31, 2009, the Company remained in compliance with its financial covenant requirements under its senior credit facility. EBITDA for the latest twelve months for covenant purposes of approximately $159 million exceeded the requirement of $135 million.

•	Vehicle Financing – The Company is actively investigating the possible issuance of asset-backed securities under the U.S. government’s Term Asset-Backed Securities Lending Facility (TALF) program.

•

Performance Excellence – The Company’s Performance Excellence process improvement program continued to provide significant cost savings in the first quarter. The initiative is expected to deliver more than $100 million of savings in 2009.

•

Cost-Reduction and Efficiency Improvement Plan – During the fourth quarter the Company unveiled a five-point plan to reduce costs and increase efficiency in response to the economic conditions impacting the industry. The savings from this program are expected to total $150 to $200 million in 2009 and will be incremental to savings from our Performance Excellence initiative. In the first quarter, the Company:

•	Reduced headcount by an additional 1,000 positions;

•	Instituted price increases which took effect in January, February and March;

•	Reduced advertising expenses, certain commission costs and loyalty program expenses, and increased insurance product pricing and various other fees; and

•	Implemented numerous other actions to reduce costs.

•

Carey – Our first quarter results include our equity in the results of Carey International, the leading international provider of chauffeured ground transportation services, which declined $2 million year-over-year. These results are included in the Corporate and Other segment.

Outlook

Demand for car rental services has been weaker than we anticipated, with declines outpacing those recorded in first quarter 2002 (following 9/11). The Company expects the macroeconomic environment, conditions in the credit markets, and demand for vehicle rentals to continue to be challenging in second quarter 2009. Airline capacity and domestic enplanements, which are a principal determinant of on-airport rental volumes, will decrease markedly in the first half of 2009 compared to the year-earlier period. We expect that comparisons to 2008 will begin to improve in the second half of 2009, although it is very difficult to estimate the pace of such improvement at this time. The Company expects to continue to adjust its fleet levels to reflect car rental demand, so that fleet utilization in 2009 should be consistent with 2008 levels.

Domestic fleet costs are expected to increase several percentage points on a per-unit basis in 2009, but not at the double-digit rate reported in the first quarter. The used-car market rebounded significantly over the course of the first quarter. The Company is continuing its efforts to reduce costs and enhance productivity through its Performance Excellence initiative and continues to expect the benefits of this program to exceed $100 million over the course of 2009. Such benefits are expected to be incremental to the $150-$200 million of annual savings generated by the Company’s five-point cost-reduction and efficiency improvement plan and the approximately $50 million of annual savings from the cost-reduction actions the Company implemented in third quarter 2008.

Investor Conference Call

Avis Budget Group will host a conference call to discuss first quarter results on Thursday, May 7, 2009, at 9:00 a.m. (ET). Investors may access the call live at www.avisbudgetgroup.com or by dialing (210) 234-0038 and providing the access code “Avis Budget.” Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at www.avisbudgetgroup.com following the call. A telephone replay will be available from 2:00 p.m. (ET) on May 7, 2009 until 8:00 p.m. (ET) on May 14 at (203) 369-2017, access code: “Avis Budget.”

About Avis Budget Group, Inc.

Avis Budget Group (NYSE: CAR) is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the Company is the largest general-use vehicle rental company in each of North America, Australia, New Zealand and certain other regions based on published airport statistics. Avis Budget Group is headquartered in Parsippany, N.J. and has more than 26,000 employees. For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results, including all statements related to 2009 results other than first quarter, future fleet costs and cost saving initiatives are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, a weaker-than-anticipated economic environment, the high level of competition in the vehicle rental industry, greater-than-expected cost increases for new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers of our cars, including Chrysler, which has filed for chapter 11 bankruptcy protection, and General Motors, which has been given until June by the Treasury Department to work out a restructuring plan, a greater-than-anticipated downturn in airline passenger traffic, an occurrence or threat of terrorism, our ability to obtain financing for our operations, including the funding of our vehicle fleet via the asset-backed securities market, including our ability to issue debt under the TALF program and the financial condition of financial-guaranty firms that have insured a portion of our outstanding vehicle-backed debt, higher-than-expected fuel costs, fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, the Company’s ability to meet or amend financial covenants associated with its borrowings and the Company’s ability to accurately estimate its future results and implement its strategy for cost savings and growth, particularly in the current environment. Other unknown or unpredictable factors also could have material adverse effects on Avis Budget Group’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2008 included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by the company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Table 5 to this release.

Contacts
Media Contact:	Investor Contact:
John Barrows	David Crowther
973-496-7865	973-496-7277

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Tables Follow

Table 1

Avis Budget Group, Inc.

SUMMARY DATA SHEET

(In millions, except per share data)

	First Quarter
	2009	2008	% Change
Income Statement Items
Net revenues	$1,194	$1,445	(17)%
Loss before income taxes	(70)	(18)	*
Net loss	(49)	(12)	*
Earnings (loss) per share—Basic and Diluted	(0.48)	(0.11)	*

Excluding Unusual Items (non-GAAP) (A)
Net revenues	$1,194	$1,445	(17)%
Loss before income taxes	(63)	(18)	*
Net loss	(45)	(12)	*
Earnings (loss) per share—Basic and Diluted	(0.44)	(0.11)	*

	As of
	March 31, 2009	December 31, 2008
Balance Sheet Items
Cash and cash equivalents (B)	$345	$258
Vehicles, net	6,381	7,164
Debt under vehicle programs	5,010	6,034
Corporate debt	1,791	1,789
Stockholders’ equity	44	93

Segment Results

	First Quarter
	2009	2008	% Change
Net Revenues
Domestic Car Rental	$960	$1,136	(15)%
International Car Rental	164	230	(29)%
Truck Rental	70	78	(10)%
Corporate and Other	—	1	*

Total Company	$1,194	$1,445	(17)%

EBITDA (C)
Domestic Car Rental (D)	$(11)	$15	*
International Car Rental	19	30	(37)%
Truck Rental	(10)	(10)	*
Corporate and Other	(7)	(4)	*

Total Company	$(9)	$31	*

Reconciliation of EBITDA to Pretax Loss
Total Company EBITDA	$(9)	$31
Less: Non-vehicle related depreciation and amortization	22	19
Interest expense related to corporate debt, net	38	30
Impairment (A)	1	—

Loss before income taxes	$(70)	$(18)	*

*	Not meaningful.
(A)	For the three months ended March 31, 2009, we recorded unusual items of $7 million, consisting of (i) $6 million ($3 million, net of tax) in restructuring charges related to initiatives announced in the fourth quarter 2008 and (ii) $1 million ($1 million, net of tax) for impairment of an investment.
(B)	The balance at March 31, 2009 and December 31, 2008 includes $6 million and $10 million, respectively, of cash which will be utilized to pay separation costs or will be distributed to Realogy and Wyndham.
(C)	See Table 5 for a description of EBITDA.
(D)	For the three months ended March 31, 2008, we recorded unrealized losses on mark-to-market hedges of $13 million. The results of these mark-to-market hedges were immaterial for the three months ended March 31, 2009.

Table 2

Avis Budget Group, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	First Quarter
	2009	2008
Revenues
Vehicle rental	$919	$1,118
Other	275	327

Net revenues	1,194	1,445

Expenses
Operating	640	778
Vehicle depreciation and lease charges, net	355	383
Selling, general and administrative	133	167
Vehicle interest, net	69	86
Non-vehicle related depreciation and amortization	22	19
Interest expense related to corporate debt, net	38	30
Restructuring charges	6	—
Impairment	1	—

Total expenses	1,264	1,463

Loss before income taxes	(70)	(18)
Benefit from income taxes	(21)	(6)

Net loss	$(49)	$(12)

Earnings (loss) per share
Basic and Diluted	$(0.48)	$(0.11)

Weighted average shares outstanding
Basic and Diluted	101.8	102.8

Table 3

Avis Budget Group, Inc.

SEGMENT REVENUE DRIVER ANALYSIS

	First Quarter
	2009	2008 (B)	% Change
CAR RENTAL

Domestic Car Rental Segment

Rental Days (000’s)	18,459	22,575	(18)%
Time and Mileage Revenue per Day	$40.69	$39.54	3%
Average Rental Fleet	279,939	332,039	(16)%

International Car Rental Segment

Rental Days (000’s)	3,235	3,511	(8)%
Time and Mileage Revenue per Day (A)	$34.87	$46.66	(25)%
Average Rental Fleet	51,836	54,348	(5)%

Total Car Rental

Rental Days (000’s)	21,694	26,086	(17)%
Time and Mileage Revenue per Day	$39.82	$40.50	(2)%
Average Rental Fleet	331,775	386,387	(14)%

TRUCK RENTAL SEGMENT

Rental Days (000’s)	785	862	(9)%
Time and Mileage Revenue per Day	$69.84	$71.85	(3)%
Average Rental Fleet	29,517	29,113	1%

Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

(A)	Of the decline in first quarter time and mileage per day, 23 percentage points are due to changes in foreign exchange rates.
(B)	Amounts presented for 2008 rental days, time and mileage revenue per day and average rental fleet for Domestic Car Rental and Total Car Rental were adjusted, by less than 1%, to conform to the current year’s presentation.

Table 4

Avis Budget Group, Inc.

CONSOLIDATED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS

(In millions)

CONSOLIDATED SCHEDULE OF CASH FLOWS

Three months ended March 31, 2009
Operating Activities
Net cash used in operating activities exclusive of vehicle programs	$(18)
Net cash provided by operating activities of vehicle programs	346

Net cash provided by operating activities	328

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(4)
Net cash provided by investing activities of vehicle programs	779

Net cash provided by investing activities	775

Financing Activities
Net cash used in financing activities exclusive of vehicle programs	(2)
Net cash used in financing activities of vehicle programs	(1,014)

Net cash used in financing activities	(1,016)

Net increase in cash and cash equivalents	87
Cash and cash equivalents, beginning of period	258

Cash and cash equivalents, end of period	$345

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)

Three months ended March 31, 2009
Pretax loss	$(70)
Addback of non-cash, non-vehicle related depreciation and amortization	22
Working capital and other (B)	35
Capital expenditures	(8)
Tax payments, net of refunds	(3)
Vehicle programs and (gain) loss on vehicle sales (C)	113

Free Cash Flow	89

Payments on borrowings	(2)

Net increase in cash and cash equivalents (per above)	$87

(A)	See Table 5 for a description of Free Cash Flow.
(B)	Working capital and other includes net separation-related outflows of $4 million.
(C)	Primarily reflects vehicle-backed borrowings that are incremental to vehicle-backed borrowings required to fund incremental vehicle and vehicle backed assets.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Three months ended March 31, 2009
Free Cash Flow (per above)	$89
Cash (inflows) outflows included in Free Cash Flow but not reflected in Net Cash Provided by Operating Activities (per above)
Investing activities of vehicle programs	(779)
Financing activities of vehicle programs	1,014
Capital expenditures	8
Proceeds received on asset sales	(4)

Net Cash Provided by Operating Activities (per above)	$328

Table 5

Avis Budget Group, Inc.

DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES

(In millions)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

EBITDA

The accompanying press release presents EBITDA, which represents income (loss) before non-vehicle related depreciation and amortization, any impairment charge, non-vehicle related interest and income taxes. We believe that EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. EBITDA should not be considered in isolation or as a substitute for net income (loss) or other income statement data prepared in accordance with GAAP and our presentation of EBITDA may not be comparable to similarly-titled measures used by other companies.

A reconciliation of EBITDA to loss before income taxes can be found on Table 1 and a reconciliation of loss before income taxes to net loss can be found on Table 2.

EBITDA excluding unusual items and loss before income taxes excluding unusual items

The accompanying press release presents EBITDA and loss before income taxes for the three months ended March 31, 2009, excluding unusual items. Table 1 presents loss before income taxes, net loss and earnings per share, excluding unusual items. For the three months ended March 31, 2009, unusual items consisted of (i) $6 million for restructuring-related expenses and (ii) a $1 million impairment charge related to an investment.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses and the impairment of an investment as such items are not representative of the results of operations of our business for the three months ended March 31, 2009.

Reconciliation of Avis Budget Group, Inc. EBITDA excluding unusual items to net loss:

Three Months Ended March 31, 2009
EBITDA, excluding unusual items	$(3)
Less: Non-vehicle related depreciation and amortization	22
Interest expense related to corporate debt, net	38

Loss before income taxes, excluding unusual items	(63)

Less unusual items:
Restructuring charges	6
Impairment	1

Loss before income taxes	(70)
Benefit from income taxes	(21)

Net loss	$(49)

Reconciliation of net loss, excluding unusual items to net loss:

Net loss, excluding unusual items	$(45)
Less unusual items, net of tax:
Restructuring charges	3
Impairment	1

Net loss	$(49)

Earnings (loss) per share, excluding unusual items (diluted)	$(0.44)

Earnings (loss) per share (diluted)	$(0.48)

Shares used in non-GAAP per share calculations-diluted (000's)	101,850

Free Cash Flow

Represents Net Cash Provided by Operating Activities adjusted to include the cash inflows and outflows relating to (i) capital expenditures and GPS navigational units, (ii) the investing and financing activities of our vehicle programs and (iii) asset sales, if any. We believe that Free Cash Flow is useful to management and the investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP (Net Cash Provided by Operating Activities) is presented in Table 4, which accompanies this press release.